Exhibit No. (3)j

AMENDMENT

TO

OPERATING AGREEMENT

OF

HALYARD SALES, LLC

a North Carolina limited liability company

THIS AMENDMENT TO THE OPERATING AGREEMENT (this “Amendment”) of Halyard Sales, LLC a North Carolina limited liability company (the “Company”), made effective as of October 31, 2014 (the “Effective Date”), is made by Halyard Health, Inc. constituting the sole member of the Company (the “Member”).

RECITALS

WHEREAS, the business and affairs of the Company are governed by and subject to the terms of that certain Operating Agreement effective as of May 12, 2014 (the “Operating Agreement”);

WHEREAS, the Member signatory hereto constitutes the sole member of the Company;

WHEREAS, on October 31, 2014, Kimberly-Clark Global Sales, LLC distributed all the outstanding membership interests of the Company to Kimberly-Clark Corporation pursuant to a Distribution Acknowledgment (the “Distribution”).

WHEREAS, immediately after the Distribution, pursuant to the terms of that certain Contribution Agreement, dated as of October 31, 2014 (the “Agreement”), Kimberly-Clark, Corporation, the prior sole member of the Company, which held all of the membership interests of the Company as a result of the Distribution (the “Transferor”) contributed, transferred, assigned and conveyed all of the membership interests of the Company to the Member;

WHEREAS, pursuant to Section 5.2 of the Operating Agreement, the Managers of the Company have consented to the assignment of Transferor’s entire membership interest in the Company to the Member;

WHEREAS, pursuant to Section 7.1 of the Operating Agreement, the Operating Agreement may be amended by written consent of the Member; and

WHEREAS, the Member now desires to amend the Operating Agreement to reflect the foregoing.

NOW, THEREFORE, in consideration of the above premises, the Member hereby amends the Operating Agreement as follows:

1. Defined Terms. Terms used with initial capital letters herein which are not otherwise defined in this Amendment shall have the meanings given to them in the Operating Agreement.

2. Assignment. The Transferor transferred, assigned and conveyed its entire membership interest in the Company to the Member pursuant to the Agreement.

3. Admission. The recital to the Operating Agreement is hereby amended to read in its entirety as follows:

“This OPERATING AGREEMENT (this “Agreement”) dated as of May 12, 2014, as amended, is by and between Halyard Sales, LLC, a North Carolina Limited Liability Company (the “Company”), and Halyard Health, Inc., a Delaware corporation as the sole member of the Company (the “Member”).”

4. Sole Member. Member is hereby admitted to the Company as the sole member thereof, owning 100% of the membership interests in the Company, and all references to the “Initial Member” are hereby amended to refer to the “Member.”

5. Effect on the Operating Agreement and Effective Date. Except as provided in this Amendment, the Operating Agreement shall remain in full force and effect and unmodified. The provisions of this Amendment shall be effective from and after the Effective Date.

6. Counterparts. This Amendment may be executed in several counterparts, and all so executed shall constitute one instrument, binding on all of the parties hereto, notwithstanding that all of the parties are not signatory to the original or to the same counterpart.

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IN WITNESS WHEREOF, this Amendment has been duly executed by the undersigned on the date first set forth above.

MEMBER:

Halyard Health, Inc.
By:	/s/ John W. Wesley
John W. Wesley Senior Vice President, General Counsel and Secretary

Signature page to Amendment to Operating Agreement

OPERATING AGREEMENT

OF

HALYARD SALES, LLC

(A North Carolina Limited Liability Company)

This OPERATING AGREEMENT (this “Agreement”), dated as of May 12, 2014, is by and between Halyard Sales, LLC, a North Carolina Limited Liability Company (the “Company”), and Kimberly-Clark Global Sales, LLC, a Delaware limited liability company (the “Initial Member”).

BACKGROUND STATEMENT

The Company was formed on March 14, 2014 by the filing of its articles of organization by the North Carolina Secretary of State. The Initial Member is the sole member of the Company. The Initial Member and the Company hereby set forth their agreement regarding the management of the Company and the respective rights and obligations of the parties hereto.

STATEMENT OF AGREEMENT

The parties hereto agree as follows:

ARTICLE I

GENERAL

1.1 Formation of Company. The Company was formed under and shall be operated in accordance with the North Carolina Limited Liability Company Act, as amended (the “Act”).

1.2 Conflict with the Articles of Organization. If this Agreement conflicts with the Company’s articles of organization or the Act, this Agreement shall govern and control to the extent permitted by law.

1.3 Purposes of Company. The purpose of the Company shall be to engage in any business for which a limited liability company may be found under the Act.

1.4 Name. The business of the Company shall be conducted under the name Halyard Sales, LLC, or such other name determined by the Manager.

1.5 Principal Office. The principal office of the Company shall be maintained at 351 Phelps Drive, Irving, Texas 75038, or such other place as the Manager may designate from time to time.

1.6 Tax Status. The Initial Member intends for the Company to be disregarded as an entity for federal income tax purposes and for state income tax purposes in those states that follow federal tax classifications, unless and until there are multiple holders of membership interests in the Company. If there are multiple holders of membership interests in the Company, it is the intent of the parties hereto that the Company shall be treated as a partnership for federal income tax purposes and for state income tax purposes in those states that follow federal tax classifications.

ARTICLE II

CAPITALIZATION; ALLOCATIONS AND DISTRIBUTIONS

2.1 Identification of Member. Stuart H. Johnson, the organizer of the Company as defined in Section 57D-1-03(24) of the Act, hereby identifies the Initial Member as the sole Member of the Company.

2.2 Initial Capitalization. As of the date hereof, the Initial Member holds a 100% membership interest in the Company, which represents all of the outstanding membership interests in the Company.

2.3 Capital Contributions. So long as the Initial Member is the only member of the Company, it may make capital contributions at any time. If there are multiple holders of membership interests in the Company, no holder of a membership interest in the Company shall be permitted to make additional capital contributions to the Company without the consent of the Manager, and no holder of a membership interest in the Company shall be required to make additional capital contributions to the Company without such holder’s consent.

2.4 Contribution of Property In-Kind. Any capital contribution of assets other than cash shall be valued at their fair market value as of the date of contribution, as agreed by the contributing individual or entity and the Manager.

2.5 Allocations. So long as the Initial Member is the only member of the Company, all income, gain and loss of the Company shall be allocated solely to the Initial Member. If there are multiple holders of membership interests in the Company, all income, gain and loss of the Company shall be allocated among the holders of membership interests pro rata in accordance with their respective membership interests.

2.6 Distributions. The Company shall make distributions to the holders of membership interests at such times and in such amounts as determined by the Manager. So long as the Initial Member is the only holder of a membership interest in the Company, all distributions shall be made solely to the Initial Member. If there are multiple holders of membership interests in the Company, all distributions shall be made to the holders of membership interests pro rata in accordance with their respective membership interests.

ARTICLE III

MANAGEMENT OF THE COMPANY

3.1 Management of the Business. The business and affairs of the Company shall be managed by or under the direction of a board (the “Board”) of three (3) managers (the “Managers”). Managers shall be elected at the annual meeting of the Member. The Member hereby elects Mark A. Buthman, Nancy S. Loewe and John W. Wesley to be Managers from this date until their successors shall be duly elected in accordance with this Agreement. The execution of any and all contracts, agreements, instruments, certificates or other documents by the Managers on behalf of the Company pursuant to the management powers granted to the Managers herein shall be deemed the act of the Company, and any such contracts, agreements, instruments, certificates or other documents so executed shall be deemed authorized by the Company.

3.2 Powers. The Board shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise. The Board has the authority to bind the Company.

3.3 Meetings.

(a)	Regular meetings of the Board may be held without notice at such time and at such place as shall from time to time be determined by the Board.

(b)	Special meetings of the Board may be held at any time upon the request of the President or a majority of the Managers then serving. A Notification of any special meeting shall be sent to the last known address of each Manager at least two (2) days before the meeting. Notification of the time, place and purpose of such meeting may be waived in writing before or after such meeting, and shall be equivalent to the giving of a Notification. Attendance of a Manager at such meeting shall also constitute a waiver of Notification thereof; except where such Manager attends for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board need be specified in the notice or waiver of notice of such meeting.

(c)	Meetings of the Board may be held either within or without the State of North Carolina at whatever place is specified in the call of the meeting. In the absence of specific designation, the meetings shall be held at the principal office of the Company. The Managers serving on the Board may appoint from among themselves a chairperson to preside at meetings of the Board. Any Manager shall be permitted to attend any meeting of the Board in person or by conference call.

3.4 Quorum; Acts of the Board. At all meetings of the Board, a majority of the Managers shall constitute a quorum for the transaction of business and, except as otherwise provided in any other provision of this Agreement, the act of a majority of the Managers present at any meeting at which there is a quorum shall be the act of the Board. If a quorum shall not be present at any meeting of the Board, the Managers present at such meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. Any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board or committee.

3.5 Committees of Managers. The Board may, by resolution passed by a majority of the whole Board, designate one or more committees, each committee to consist of one or more of the Managers of the Company. The Board may designate one or more Managers as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.

3.6 Compensation of Managers; Expenses. The Board shall have the authority to fix the compensation of Managers. The Managers may be paid their expenses, if any, of attendance at meetings of the Board, which may be a fixed sum for attendance at each meeting of the Board or a stated salary as Manager. No such payment shall preclude any Manager from serving the Company in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

3.7 Removal of Managers. Unless otherwise restricted by law, any Manager or the entire Board of Managers may be removed, with or without cause, by the Member, and any vacancy caused by any such removal may be filled by action of the Member.

3.8 Managers as Agents. To the extent of their powers set forth in this Agreement, the Managers are agents of the Company for the purpose of the Company’s business, and the actions of the Managers taken in accordance with such powers set forth in this Agreement shall bind the Company.

3.9 Other Business. The Managers may engage in or possess an interest in other business ventures (unconnected with the Company) of every kind and description, independently or with others. Neither the Company nor the Member shall have any rights in or to such independent ventures of the Managers or the income or profits therefrom by virtue of this Agreement. Nothing in this Section 3.9 shall limit the Managers from engaging in or possessing an interest in other businesses connected with the Company.

3.10 Limitation of Liability. No Manager or officer of the Company shall be personally liable to the Company, or to any other person or entity who has an interest in the Company (including the Member), for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Manager or officer, except that a Manager or officer shall be liable for any such loss, damage or claim incurred by reason of any act or omission not performed or omitted by such Manager or officer in good faith or which involves intentional misconduct or a knowing violation of law by such Manager or officer.

3.11 Appointment of Officers. The Board shall have the right to appoint officers of the Company, including a President of the Company, to assist with the day-to-day management of the business affairs of the Company. Any officer so appointed shall be subject at all times to the direction of the Board. The Board shall have the right to remove any officer of the Company, either with or without cause, at any time; provided, however, that nothing contained herein shall limit any rights of the any officer under any employment agreement which such officer may have entered into with the Company.

ARTICLE IV

DUTIES; LIABILITY; INDEMNIFICATION

4.1 Liability of Members. No member shall be liable for the obligations of the Company solely by reason of being a member or by participating in the management or control of the Company’s business.

4.2 Indemnification.

(a) General. The Company shall indemnify current and former managers and members and their respective affiliates, managers and members (the “Indemnitees”), to the fullest extent permitted by law, against all liabilities and reasonable expenses (including amounts paid in satisfaction of judgments, in compromise, as fines and penalties, and as attorneys’ fees) incurred by them in connection with the defense or disposition of any action, suit or other proceeding (including any action by or on behalf of the Company or any member), whether civil, criminal, administrative, regulatory or investigative, in which they may be involved or with which they may be or reasonably anticipate to be threatened, as a party or otherwise, by reason of (i) their status as a current or former manager or member (or affiliation therewith) or (ii) their conduct of the business and affairs of the Company.

(b) Expenses. In the event that an Indemnitee becomes involved in any capacity in any action, proceeding or investigation in connection with or arising out of the Company’s business or affairs, the Company shall periodically reimburse the Indemnitee for its reasonable expenses (including attorneys’ fees and costs) incurred by an Indemnitee in connection therewith and in advance of the final disposition thereof upon receipt of any undertaking by or on behalf of the Indemnitee to repay such amount if the Manager shall ultimately determine that the Indemnitee is not entitled to indemnification pursuant to this Section 4.2.

(c) No Member Liability. All indemnification owed to any Indemnitee under this Section 4.2 shall be paid solely out of the assets of the Company (or insurance proceeds payable to the Company for such purposes), and no member shall be personally liable with respect to any claim for indemnity or reimbursement from such Indemnitee.

4.3 Payment of Indemnification. The Manager shall take such action as may be necessary and appropriate to authorize the Company to pay the indemnification required by this Article IV, including, without limitation, making a determination whether indemnification is authorized by this Agreement and permissible under the circumstances and a good faith evaluation of the manner in which the claimant for indemnity acted and of the reasonable amount of indemnity due. The Manager may appoint a committee or special counsel to make such determination and evaluation.

ARTICLE V

ADDITIONAL MEMBERSHIP INTERESTS; ASSIGNMENT

5.1 Issuance of Additional Membership Interests. The Manager may issue additional membership interests in the Company to any individual or entity in exchange for such cash, property or services, and on such other terms and conditions, as the Manager shall determine. Such individual or entity shall become a member of the Company only in accordance with Section 5.4.

5.2 Assignment of Membership Interests. A member may assign all or any part of its membership interest in the Company to any individual or entity only with the consent of the Manager. The legal representative of a deceased individual holding a membership interest in the Company is hereby authorized to distribute the deceased individual’s membership interest, without liquidation thereof, to the persons entitled thereto under the applicable laws of testate or intestate succession. Any assignment of a membership interest in connection with a holder’s death shall not require the consent of the Manager, but an assignee of a deceased individual’s membership interest shall not be a member of the Company unless admitted in accordance with Section 5.4.

5.3 Rights and Obligations of Assignees. Any assignment of a membership interest to any individual or entity that is not an existing member shall be effective to give the assignee only the right to receive the allocations of income, gain and loss and distributions to which the assignor would have been entitled if the assignment had not been made and shall not be effective to admit the assignee as a member of the Company unless the requirements of Section 5.4 arc satisfied.

5.4 Admission of Assignees as Members. Any assignment of a membership interest by a member to an existing member shall be effective to make the assignee thereof a member in respect of such membership interest. Any other assignee shall be admitted as a member only if (i) the Manager approves such admittance and (ii) the assignee has executed a copy of this Agreement or delivers a written acknowledgement to the Company, in form and substance satisfactory to the Manager, whereby such assignee agrees to be a member and to be bound by the provisions of this Agreement. Notwithstanding anything to the contrary in this Agreement, if there is only one member and such member assigns its entire membership interest to another person or entity, voluntarily or involuntarily, such assignment shall be effective to make the assignee thereof a member in respect of such membership interest.

ARTICLE VI

DISSOLUTION

6.1 Dissolution. The Company shall be dissolved upon the earlier of any of the following (each an “Event of Dissolution”): (i) the determination of the Manager that the Company shall be dissolved; or (ii) as required by law but subject to any right of the Company to apply for reinstatement in the event that the Company is administratively dissolved by the North Carolina Secretary of State.

6.2 Winding Up the Company. If an Event of Dissolution occurs, the Manager shall cause the winding up of the affairs of the Company and a reasonable time shall be allowed for the orderly liquidation of the assets of the Company and the discharge of liabilities to creditors so as to enable the members to minimize the normal losses attendant upon a liquidation. In connection with winding up the affairs of the Company, the Manager shall cause the collection of the Company’s assets, the disposition of those assets that will not be distributed in-kind to the members, the discharge of the Company’s liabilities, the distribution of the remaining assets of the Company to the members and provide the notices and otherwise take all actions necessary to afford the Company the benefits provided by Sections 57D-6-10 and 57D-6-11 of the Act. The proceeds from liquidation of Company assets shall be applied as follows: (i) first, payment shall be made to the creditors of the Company to the extent permitted by law, (ii) second, unless otherwise determined by the Manager, to the establishment of reasonable reserves for any claims against the Company or liabilities or obligations of the Company, whether known, unknown, contingent or based on an event occurring after the filing of articles of dissolution, and (iii) third, all remaining proceeds shall be distributed to the members in accordance with Section 2.6.

ARTICLE VII

MISCELLANEOUS

7.1 Amendment. This Agreement may be amended only with approval of all of the members, and any such amendment must be in writing and specifically refer to this Agreement.

7.2 Governing Law. This Agreement shall be governed by the internal laws of the State of North Carolina, without reference to conflicts of law principles.

7.3 Third-Party Beneficiary. No provision in this Agreement is intended to be for the benefit of or enforceable by any third party, including any creditor of the Company.

7.4 Integration; Entire Operating Agreement. This Agreement, as amended hereafter from time to time in accordance with the terms hereof, sets forth the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, constitutes the one and only operating agreement (as such term is defined in the Act) of the Company and supersedes all prior written and oral statements, including any prior representation, statement, condition or warranty. All agreements of the members constituting the operating agreement (as defined in the Act) of the Company must be in writing.

7.5 Binding Provisions. This Agreement is binding upon, and inures to the benefit of, the parties hereto and their respective heirs, executors, administrators, personal and legal representatives, successors and permitted assigns.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

HALYARD SALES, LLC

By:	/s/ John W. Wesley
Name: John W. Wesley
Title: Senior Vice President, General Counsel and Secretary
KIMBERLY-CLARK GLOBAL SALES, LLC
By:	/s/ John W. Wesley
Name: John W. Wesley
Title: Vice President and Secretary

The following individual is executing this Agreement as the organizer of the Company for the sole purpose of identifying the Initial Member of the Company.

/s/ Stuart H. Johnson
Stuart H. Johnson, Organizer

K-C Healthcare Spin Sales, LLC

Operating Agreement Signature Page